Exhibit 99.1

Barnes & Noble Education Reports First Quarter Fiscal Year 2020 Financial Results

Expands bartleby learn™ Content Library and Introduces bartleby write™

General Merchandise Comparable Sales Increase 4.9%
August 27, 2019, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12, today reported sales and earnings for the first quarter for fiscal year 2020, which ended on July 27, 2019. BNED is a highly seasonal business, and the first quarter has historically been a period of low sales activity for the Company.

The Company has three reportable segments: Retail, Wholesale and Digital Student Solutions (“DSS”). Unallocated shared-service costs, which include various corporate level expenses and other governance functions, continue to be presented as Corporate Services. All material intercompany accounts and transactions have been eliminated in consolidation.
Financial highlights for the first quarter 2020:

•	Consolidated first quarter sales of $319.7 million decreased 5.3%, as compared to the prior year period.

•
Consolidated first quarter GAAP net loss of $(32.2) million, compared to net loss of $(38.6) million in the prior year period. Consolidated first quarter non-GAAP Adjusted Earnings of $(30.1) million, compared to $(38.6) million in the prior year period.

•	Consolidated first quarter non-GAAP Adjusted EBITDA of $(25.1) million, compared to $(32.5) million in the prior year period.

Operational highlights for the first quarter 2020:

•
Continued to enhance bartleby learn™ by growing the number of titles and subjects covered and step-by-step solutions available in the content library. The Company expects to offer approximately two million step-by-step solutions for the fall back-to-school season.

•
Introduced bartleby write™, the newest offering in the bartleby® suite of student services. Bartleby write offers grammar checks, plagiarism detection, citation assistance and AI-generated preliminary scoring.

•	Continued to demonstrate strong acceptance of the Barnes & Noble College (BNC) inclusive access platform, BNC FirstDay™, with revenue from BNC FirstDay increasing by 46% year over year.

•	Increased net new business wins as a result of the Company’s unified and expanded sales team and dynamic, new go-to-market strategy.

•	Continued to strengthen general merchandise business by adding direct ship capabilities and expanding the Company’s online product assortment.

•	Enhanced value of campus retail footprint with the expansion of previously piloted relevant and curated concept shops to more than 70 stores.

•	Launched UO on Campus concept shops in partnership with Urban Outfitters, bringing trend relevant apparel and home décor direct to the college consumer.

•
Commenced first wave of implementations of BNC Adoption & Insights, an innovative platform that increases BNC’s value to current and prospective partners, allowing faculty and academic leadership to research, submit and monitor course material selections, affordability and student success.

“We are pleased with the progress we continue to make as we transform and grow BNED to best serve the changing education landscape. One year after launching our digital study offering bartleby learn, we have now expanded our bartleby suite of services to offer a best-in-class writing product, bartleby write. The introduction of this new offering positions BNED to provide new, value-added services and future digital bundles both to institutions and directly to students. We are excited about the continued development of this learning ecosystem, and are executing on our next in-footprint sales push for our Fall Rush,” said Michael P. Huseby, Chief Executive Officer and Chairman, BNED. “During the first quarter, we made important strides in strengthening our Retail segment, enhancing our in-store retail experience and expanding our online product assortment. We also recently announced a new agreement with VitalSource® to further strengthen our BNC FirstDay inclusive access platform for delivery of digital course materials. Under the agreement, VitalSource’s technology will power the BNC FirstDay platform, bringing together VitalSource’s advanced technology and BNC’s unparalleled campus and publisher relationships. We are proud of all that our teams accomplished this quarter as we continue our Fall Rush period.”

First Quarter Results for 2020
Results for the 13 weeks of fiscal 2020 and fiscal 2019 are as follows:

$ in millions	Selected Data (unaudited)
	13 Weeks	13 Weeks
	Q1 2020	Q1 2019
Total Sales	$319.7	$337.5
Net Loss	$(32.2)	$(38.6)

Non-GAAP(1)
Adjusted EBITDA	$(25.1)	$(32.5)
Adjusted Earnings	$(30.1)	$(38.6)
(1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.

Retail Segment Results

Retail sales in the seasonally low first quarter decreased by $12.4 million, or 4.3%, as compared to the prior year period. Comparable store sales in the Retail segment decreased 3.5% for the quarter representing approximately $9.0 million in revenue.

Retail non-GAAP Adjusted EBITDA for the quarter improved by $7.2 million to $(21.5) million, as compared to $(28.7) million in the prior year period. Higher gross margins and decreases in selling and administrative expenses exceeded the impact of the comparable store sales decline. These declines were partially offset by improvements in general merchandise sales, which increased 4.9% in the quarter.

Wholesale Segment Results

Wholesale total sales of $72.3 million for the quarter decreased by $17.6 million, or 19.6%, as compared to $89.9 million in the prior year period. The decrease is primarily due to a shift in buying patterns, a decrease in supply and a decrease in customer demand, including the Company’s Retail segment.

Wholesale non-GAAP Adjusted EBITDA for the quarter was $10.2 million, as compared to $13.9 million in the prior year period. This decrease was primarily driven by lower sales and lower gross margins, partially offset by lower selling and administrative expenses.

DSS Segment Results

DSS sales of $5.4 million for the quarter decreased by $0.3 million, or 5.3%, as compared to $5.7 million in the prior year period. The decrease is primarily due to lower subscriptions at Student Brands, partially offset by growth in certain foreign language properties and increases in bartleby subscription sales.

DSS non-GAAP Adjusted EBITDA was $1.0 million for the quarter, as compared to $2.8 million in the prior year period. The decrease is primarily due to the investments in the development, marketing, and selling of the Company’s student hub, bartleby.

Other
The Company recognized $1.9 million in impairment and restructuring and other charges during the quarter. The charges reflect severance for terminated employees, professional services related to restructuring and process improvements, and development costs related to a project that is no longer recoverable.

Expenses for Corporate Services, which includes unallocated shared-service costs, such as various corporate level expenses and other governance functions, were $5.0 million for the quarter as compared to $5.5 million in the prior period.

Intercompany gross margin eliminations of $(9.8) million reflected in Adjusted EBITDA, compared to $(15.0) million in the prior year period, are lower due to a decrease in inter-segment sales from Wholesale to Retail and lower markdowns for Retail inventory held at the end of the period that was previously purchased from Wholesale.

Outlook
For fiscal year 2020, the Company expects consolidated Adjusted EBITDA to be between $90 million to $100 million. Due to the Company’s continued investments, capital expenditures are expected to increase from fiscal year 2019 by approximately $10 million, and are expected to be in a range of $50 million to $60 million. The Company expects free cash flow to be between $25 million to $40 million, as compared to $39.7 million in fiscal year 2019. The Company defines free cash flow as Adjusted EBITDA less capital expenditures, cash interest and cash taxes.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, August 27, 2019 and can be accessed at the Barnes & Noble Education corporate website at investor.bned.com or www.bned.com.

Barnes & Noble Education expects to report fiscal 2020 second quarter results on or about December 5, 2019.

EXPLANATORY NOTE

We have three reportable segments: Retail, Wholesale and DSS as follows:

•
The Retail Segment operates 1,491 college, university, and K-12 school bookstores, comprised of 777 physical bookstores and 714 virtual bookstores. Our bookstores typically operate under agreements with the college, university, or K-12 schools to be the official bookstore and the exclusive seller of course materials and supplies, including physical and digital products. The majority of the physical campus bookstores have school-branded e-commerce sites which we operate and which offer students access to affordable course materials and affinity products, including emblematic apparel and gifts. The Retail Segment also offers inclusive access programs, in which course materials, including e-content, are offered at a reduced price through a course materials fee, and delivered to students on or before the first day of class. Additionally, the Retail Segment offers a suite of digital content and services to colleges and universities, including a variety of open educational resource-based courseware.

•
The Wholesale Segment is comprised of our wholesale textbook business and is one of the largest textbook wholesalers in the country. The Wholesale Segment centrally sources, sells, and distributes new and used textbooks to approximately 3,500 physical bookstores (including our Retail Segment's 777 physical bookstores) and sources and distributes new and used textbooks to our 714 virtual bookstores. Additionally, the Wholesale Segment sells hardware and a software suite of applications that provides inventory management and point-of-sale solutions to approximately 400 college bookstores.

•
The Digital Student Solutions ("DSS") Segment includes direct-to-student products and services to assist students to study more effectively and improve academic performance. The DSS Segment is comprised of the operations of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, and bartleby®, a direct-to-student subscription-based offering providing textbook solutions, expert questions and answers, tutoring and test prep services.

Corporate Services represents unallocated shared-service costs which include corporate level expenses and other governance functions, including executive functions, such as accounting, legal, treasury, information technology, and human resources.
All material intercompany accounts and transactions have been eliminated in consolidation.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended
	July 27, 2019	July 28, 2018
Sales:
Product sales and other	$302,227	$317,845
Rental income	17,430	19,639
Total sales	319,657	337,484
Cost of sales: (a)
Product and other cost of sales	238,331	258,752
Rental cost of sales	9,669	12,122
Total cost of sales	248,000	270,874
Gross profit	71,657	66,610
Selling and administrative expenses	97,691	99,144
Depreciation and amortization expense	15,879	16,538
Impairment loss (non-cash) (a)	433	—
Restructuring and other charges (a)	1,466	—
Operating loss	(43,812)	(49,072)
Interest expense, net	2,532	3,522
Loss before income taxes	(46,344)	(52,594)
Income tax benefit	(14,189)	(13,972)
Net loss	$(32,155)	$(38,622)

Loss per common share:
Basic	$(0.68)	$(0.82)
Diluted	$(0.68)	$(0.82)
Weighted average common shares outstanding:
Basic	47,582	46,917
Diluted	47,582	46,917

(a) For additional information, see Note (a) - (d) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended
	July 27, 2019	July 28, 2018
Percentage of sales:
Sales:
Product sales and other	94.5%	94.2%
Rental income	5.5%	5.8%
Total sales	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	78.9%	81.4%
Rental cost of sales (a)	55.5%	61.7%
Total cost of sales	77.6%	80.3%
Gross profit	22.4%	19.7%
Selling and administrative expenses	30.6%	29.4%
Depreciation and amortization expense	5.0%	4.9%
Impairment loss (non-cash)	0.1%	—%
Restructuring and other charges	0.5%	—%
Operating loss	(13.8)%	(14.6)%
Interest expense, net	0.8%	1.0%
Loss before income taxes	(14.6)%	(15.6)%
Income tax benefit	(4.4)%	(4.1)%
Net loss	(10.2)%	(11.5)%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	July 27, 2019	July 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$8,222	$13,258
Receivables, net	98,547	99,775
Merchandise inventories, net	717,765	729,877
Textbook rental inventories	5,221	6,237
Prepaid expenses and other current assets	18,069	18,738
Total current assets	847,824	867,885
Property and equipment, net	105,902	108,090
Operating lease right-of-use assets (a)	314,355	—
Intangible assets, net	189,183	213,945
Goodwill	4,700	49,282
Other noncurrent assets	40,457	41,659
Total assets	$1,502,421	$1,280,861
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$443,134	$463,723
Accrued liabilities	75,876	93,232
Current operating lease liabilities (a)	111,155	—
Short-term borrowings	100,000	100,000
Total current liabilities	730,165	656,955
Long-term deferred taxes, net	598	3,172
Long-term operating lease liabilities (a)	226,534	—
Other long-term liabilities	50,270	58,852
Long-term borrowings	74,100	130,200
Total liabilities	1,081,667	849,179
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 51,086 and 50,032 shares, respectively; outstanding, 47,607 and 46,917 shares, respectively	511	501
Additional paid-in-capital	728,651	719,664
Accumulated deficit	(276,732)	(258,825)
Treasury stock, at cost	(31,676)	(29,658)
Total stockholders' equity	420,754	431,682
Total liabilities and stockholders' equity	$1,502,421	$1,280,861

(a) We adopted ASC 842 Leases accounting guidance effective April 28, 2019 which requires that we recognize a right-of-use asset and lease liability for leases with a term greater than twelve months.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 week period are as follows:

Dollars in millions	13 weeks ended
	July 27, 2019	July 28, 2018
Retail Sales
New stores (a)	$7.4	$7.8
Closed stores (a)	(6.3)	(8.8)
Comparable stores (b)	(9.0)	(6.4)
Textbook rental deferral	0.7	(0.2)
Service revenue (c)	(0.4)	(0.1)
Other (d)	(4.8)	(2.5)
Retail Sales subtotal:	$(12.4)	$(10.2)
Wholesale Sales:	$(17.6)	$(2.6)
DSS Sales	$(0.3)	$5.7
Eliminations (e)	$12.5	$(11.1)
Total sales variance	$(17.8)	$(18.2)

(a)	The following is a store count summary for physical stores and virtual stores:

	13 weeks ended
	July 27, 2019		July 28, 2018
Number of Stores:	Physical Stores	Virtual Stores	Physical Stores	Virtual Stores
Number of stores at beginning of period	772	676	768	676
Stores opened	38	46	13	17
Stores closed	33	8	28	9
Number of stores at end of period	777	714	753	684

(b)	For Comparable Store Sales details, see below.

(c)	Service revenue includes brand partnerships, shipping and handling, digital content, software, services, and revenue from other programs.

(d)	Other includes inventory liquidation sales to third parties, marketplace sales and certain accounting adjusting items related to return reserves, agency sales and other deferred items.

(e)	Eliminates Wholesale sales and service fees to Retail and Retail commissions earned from Wholesale.

Comparable Sales - Retail Segment

Comparable store sales variances by category for the 13 week periods are as follows:

Dollars in millions	13 weeks ended
	July 27, 2019		July 28, 2018
Textbooks (Course Materials)	$(13.7)	(11.0)%	$(6.1)	(4.7)%
General Merchandise	5.9	4.9%	1.2	1.0%
Trade Books	(1.2)	(11.8)%	(1.5)	(12.9)%
Total Comparable Store Sales	$(9.0)	(3.5)%	$(6.4)	(2.5)%

Comparable store sales includes sales from physical stores that have been open for an entire fiscal year period and virtual store sales for the period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method reflects the manner in which management views comparable sales, as well as the seasonal nature of our business.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended
	July 27, 2019	July 28, 2018
Net loss	$(32,155)	$(38,622)
Reconciling items, after-tax (below)	2,080	33
Adjusted Earnings (Non-GAAP)	$(30,075)	$(38,589)

Reconciling items, pre-tax
Impairment loss (non-cash) (a)	$433	$—
Content amortization (non-cash) (b)	911	44
Restructuring and other charges (c)	1,466	—
Reconciling items, pre-tax	2,810	44
Less: Pro forma income tax impact (d)	730	11
Reconciling items, after-tax	$2,080	$33

Adjusted EBITDA	13 weeks ended
	July 27, 2019	July 28, 2018
Net loss	$(32,155)	$(38,622)
Add:
Depreciation and amortization expense	15,879	16,538
Interest expense, net	2,532	3,522
Income tax benefit	(14,189)	(13,972)
Impairment loss (non-cash) (a)	433	—
Content amortization (non-cash) (b)	911	44
Restructuring and other charges (c)	1,466	—
Adjusted EBITDA (Non-GAAP)	$(25,123)	$(32,490)

(a) During the 13 weeks ended July 27, 2019, we recognized an impairment loss (non-cash) of $433 in the Retail Segment related to net capitalized development costs for a project which are not recoverable.

(b) Represents amortization of content development costs (non-cash) recorded in cost of goods sold in the consolidated financial statements.

(c) During the 13 weeks ended July 27, 2019, we recognized expenses for severance and transition payments related to senior management changes, other employee termination and benefit costs, and professional service costs, for restructuring activities and related process improvements.

(d) Represents the income tax effects of the non-GAAP items.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Free Cash Flow (non-GAAP)	13 weeks ended
	July 27, 2019	July 28, 2018
Adjusted EBITDA (non-GAAP)	$(25,123)	$(32,490)
Less:
Capital expenditures (a)	8,309	8,240
Cash interest paid	1,610	2,914
Cash taxes (refund) paid	(6,598)	1,377
Free Cash Flow (non-GAAP)	$(28,444)	$(45,021)

(a) Purchases of property and equipment are also referred to as capital expenditures. Our investing activities consist principally of capital expenditures for contractual capital investments associated with renewing existing contracts, new store construction, digital initiatives and enhancements to internal systems and our website. The following table provides the components of total purchases of property and equipment:

Capital Expenditures	13 weeks ended
	July 27, 2019	July 28, 2018
Physical store capital expenditures	$3,518	$4,209
Product and system development	3,342	2,020
Content development costs	685	1,724
Other	764	287
Total Capital Expenditures	$8,309	$8,240

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended
	July 27, 2019	July 28, 2018
Sales
Retail	$274,656	$287,085
Wholesale	72,309	89,944
DSS	5,374	5,677
Eliminations	(32,682)	(45,222)
Total	$319,657	$337,484

Gross profit
Retail (b)	$62,323	$56,565
Wholesale	14,918	19,545
DSS (b)	5,141	5,554
Eliminations	(9,814)	(15,010)
Total	$72,568	$66,654

Selling and administrative expenses
Retail	$83,815	$85,235
Wholesale	4,759	5,639
DSS	4,113	2,779
Corporate Services	5,007	5,493
Eliminations	(3)	(2)
Total	$97,691	$99,144

Adjusted EBITDA (Non-GAAP) (c)
Retail	$(21,492)	$(28,670)
Wholesale	10,159	13,906
DSS	1,028	2,775
Corporate Services	(5,007)	(5,493)
Eliminations	(9,811)	(15,008)
Total	$(25,123)	$(32,490)

(a) See Explanatory Note in this Press Release for Segment descriptions.

(b) For the 13 weeks ended July 27, 2019, the Retail Segment and DSS Segment gross margin excludes $184 and $727, respectively, of amortization expense (non-cash) related to content development costs. For the 13 weeks ended July 28, 2018, the Retail Segment and DSS Segment gross margin excludes $44 and $0, respectively, of amortization expense (non-cash) related to content development costs.

(c) For additional information, see "Use of Non-GAAP Financial Information" in the Non-GAAP disclosure information of this Press Release.

Percentage of Segment Sales	13 weeks ended
	July 27, 2019	July 28, 2018
Gross margin
Retail	22.7%	19.7%
Wholesale	20.6%	21.7%
DSS	95.7%	97.8%
Elimination	30.0%	33.2%
Total gross margin	22.7%	19.8%

Selling and administrative expenses
Retail	30.5%	29.7%
Wholesale	6.6%	6.3%
DSS	76.5%	49.0%
Corporate Services	N/A	N/A
Elimination	N/A	N/A
Total selling and administrative expenses	30.6%	29.4%

Use of Non-GAAP Financial Information - Adjusted Earnings, Adjusted EBITDA and Free Cash Flow

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as net income adjusted for certain reconciling items), Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income) and Free Cash Flow (defined by the Company as Adjusted EBITDA less capital expenditures, cash interest and cash taxes).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes.

The Company's management reviews these non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results. The Company believes that Free Cash Flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements and assists investors in their understanding of the Company’s operating profitability and liquidity as the Company manages to the business to maximize margin and cashflow.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 27, 2019 filed with the SEC on June 25, 2019, which includes consolidated financial statements for each of the three years for the period ended April 27, 2019 (Fiscal 2019, Fiscal 2018, and Fiscal 2017).

ABOUT BARNES & NOBLE EDUCATION, INC.
Barnes & Noble Education, Inc. (NYSE: BNED) is a leading provider of higher education and K-12 educational products and solutions. Through its Retail segment, Barnes & Noble Education operates 1,491 physical and virtual bookstores across the U.S., serving more than 6 million students and faculty. Through its Digital Student Solutions segment, the Company offers direct-to-student products and services that help students study more effectively and improve academic performance, enabling them to gain the valuable skills necessary to succeed after college. Through its Wholesale segment, the Company operates one of the largest textbook wholesale distribution channels in the United States. For more information please visit www.bned.com.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, and PaperRater, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas D. Donohue
Senior Vice President	Executive Vice President
Corporate Communications and Public Affairs	Chief Financial Officer
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements to higher education digital products, and the inability to achieve the expected cost savings; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; the strategic objectives, successful integration, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of the operations of various acquisitions into our own may also increase the risk of our internal controls being found ineffective; changes to purchase or rental terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service; product shortages, including decreases in the used textbook inventory supply associated with the implementation of publishers’ direct to student textbook consignment rental programs, as well as risks associated with merchandise sourced indirectly from outside the United States; changes in domestic and international laws or regulations, including U.S. tax reform, changes in tax rates, laws and regulations, as well as related guidance; enactment of laws or changes in enforcement practices which may restrict or prohibit our use of texts, emails, interest based online advertising, recurring billing or similar marketing and sales activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations, tax-related proceedings, or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 27, 2019. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.